Exhibit 99

FOR IMMEDIATE RELEASE

Larry L. Prince Elected to the RPC, Inc. Board of Directors

ATLANTA, April 29, 2009 -- RPC, Inc. (NYSE: RES) announced today the expansion of the Board to 10 members and the election of Larry L. Prince, as a new Director of the Company. Prince serves as the Chairman of the Executive Committee of the Board of Directors of Genuine Parts Company; Chairman of the Board from 1990 through February 2005 and Chief Executive Officer from 1989 through August 2004 of the Genuine Parts Company.  Prince also serves as a director of Crawford & Company, and SunTrust Banks, Inc.

R. Randall Rollins, Chairman of the Board of RPC, stated, “Larry Prince is a highly experienced and very successful business leader.  He has guided Genuine Parts Company very successfully and has been beneficial to the boards on which he has served.  We look forward to his contributions to our board in the years ahead.”

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets.  RPC’s investor Web site can be found on the Internet at www.rpc.net.

For information about RPC, Inc. or this event, please contact:

Ben Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net